Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com

Penford Corporation Reports First Quarter Fiscal 2006 Results
CENTENNIAL, Co., December 20, 2005 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the first quarter of fiscal 2006.
Penford reported net income for the quarter ended November 30, 2005 of $0.2 million, or $0.02 per diluted share, compared to a net loss of $3.8 million, or $0.43 per diluted share, for the same quarter last year. First quarter fiscal 2006 results included $0.6 million of severance expenses in the Australian and Industrial operations as well as $0.3 million of pre-tax stock-based compensation expense. The net loss in the first quarter of fiscal 2005 included $4.1 million in strike-related operating costs in the industrial ingredients business.
The Company has adopted the accounting requirements of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment.” This statement requires recognition of the cost of share-based compensation in the financial statements beginning with the first quarter of fiscal 2006. Approximately $0.1 million of compensation expense has been recognized by the Company’s operating units, with $0.2 million recorded as corporate operating expenses.
Consolidated sales for the first quarter of fiscal 2006 rose 8% to $77.9 million from $72.1 million last year. Volume increases contributed 6% to the total sales gain with an additional 2% attributable to higher unit selling prices and stronger currency exchange rates. Consolidated gross margin as a percent of sales expanded to 13.3% from 4.5% last year. The return to pre-strike operating rates in the North American Industrial Ingredients business contributed 5.3% to the margin increase. Improvements in volumes, unit prices, product mix and manufacturing efficiencies added 3.5% to the ratio despite rising natural gas and chemical costs worldwide. Consolidated operating expenses increased to $7.7 million from $5.8 million last year on increased professional fees and employee costs, including severance and stock-based compensation costs. Interest expense of $1.3 million was comparable to last year.

Segment Results
First quarter fiscal 2006 sales at the Industrial Ingredients business rose 10% to $38.5 million, due to a 6% increase in volumes as well as higher average selling prices and favorable product mix changes. Quarterly gross margin as a percent of sales improved to 9.3% from last year’s negative margin of 5.1%. Achieving pre-strike operating utilization rates and manufacturing metrics changed the margin by 10.7%. Revenue gains and improved grain procurement costs were partially offset by $3.0 million in additional natural gas and chemical costs. Operating income improved from the same period last year by $5.0 million to $0.6 million.
First quarter sales at the Australia/New Zealand business declined 2% to $24.6 million from $25.2 million last year. The impact of stronger foreign currency exchange rates partially offset decreased volumes of lower margin starches. Gross margin as a percent of sales expanded to 10.5% from 8.0% a year ago on improved production yields and throughput at every manufacturing site. The business was repositioned during the first quarter to accelerate new customer focused initiatives. Employee severance costs related to this program increased operating expense by $0.4 million. Operating income for the first quarter of fiscal 2006 was $0.7 million compared with $0.6 million last year.
First quarter Food Ingredients—North America revenues grew 23% to $15.1 million from $12.3 million a year ago. Sales of potato coating formulations grew by 10% with all other applications expanding by more than 50%. Gross margin as a percent of sales increased to 28.1% from 24.4% a year ago as higher revenue and improved plant utilization more than offset higher energy and chemical costs. Operating income for the first quarter of fiscal 2006 rose to $2.4 million from $1.4 million in the prior year.
“We reported improved operating income in every business segment during the first quarter despite the challenge of rapidly escalating energy and chemical costs,” said Tom Malkoski, Penford’s chief executive officer. “Sales of value-added food and industrial applications are accelerating. Our plants are producing more efficiently. The strategy for success is showing results.”

Conference Call
Penford will host a conference call to discuss first quarter financial and operational results today, December 20, 2005 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
# # #

CHARTS TO FOLLOW
Penford Corporation
Financial Highlights

	Three months ended
	November 30,
(In thousands except per share data)	2005	2004

Consolidated Results
Sales	$77,903	$72,065
Net income (loss)	$196	$(3,826)
Earnings (loss) per share, diluted	$0.02	$(0.43)

Results by Segment

Industrial Ingredients:

Sales	$38,480	$35,135
Gross margin	9.3%	(5.1)%
Operating income (loss)	574	(4,390)

Food Ingredients — North America:

Sales	$15,090	$12,273
Gross margin	28.1%	24.4%
Operating income	2,401	1,392

Australia/New Zealand:

Sales	$24,635	$25,204
Gross margin	10.5%	8.0%
Operating income	697	575

	November 30,	August 31,
	2005	2005
Current assets	$89,044	$88,937
Property, plant and equipment, net	126,393	125,267
Other assets	35,440	35,713

Total assets	250,877	249,917

Current liabilities	48,965	53,366
Long-term debt	67,333	62,107
Other liabilities	34,772	34,418
Shareholders’ equity	99,807	100,026

Total liabilities and equity	$250,877	$249,917

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended
	November 30,
(In thousands except share and per share data)	2005	2004

Sales	$77,903	$72,065
Cost of sales	67,503	68,836

Gross margin	10,400	3,229

Operating expenses	7,738	5,808
Research and development expenses	1,437	1,412

Income (loss) from operations	1,225	(3,991)

Non-operating income, net	362	81
Interest expense	(1,333)	(1,260)

Income (loss) before income taxes	254	(5,170)

Income tax expense (benefit)	58	(1,344)

Net income (loss)	$196	$(3,826)

Weighted average common shares and equivalents outstanding, diluted	8,923,457	8,816,667

Earnings (loss) per share, diluted	$0.02	$(0.43)

Dividends declared per common share	$0.06	$0.06